Exhibit 99.1

Cornell Companies, Inc. People Changing People

AT THE COMPANY:

John L. Hendrix

Executive Vice President & CFO

(713) 623-0790

Cornell Companies Reports First-Quarter 2004 Results

HOUSTON, TX (May X, 2004) -- Cornell Companies, Inc. (NYSE: CRN)

•      Met expectations on an as-reported basis:  Q1 2004 diluted EPS $0.05 vs. $0.15 in Q1 2003.

• Revenues rose 5% from Q1 2003, mainly due to contributions from facilities that were activated in 2003.

• Income from operations decreased to $5.8 million from $7.8 million in Q1 2003, primarily due to pre-opening and start-up costs of new facilities, higher operating costs that were not offset by rate increases in 2003, legal costs associated with the escrow fund investigation, and increased expenses associated with Sarbanes-Oxley compliance.

•      Met expectations on a pro forma basis:  Q1 2004 diluted EPS $0.14 vs. $0.20 in Q1 2003.

• Pro forma results exclude pre-opening and start-up revenues and costs, and costs associated with the New Morgan Academy.

• Pro forma revenues rose 4% compared with last year.

• Pro forma income from operations declined to $7.3 million from $8.5 million in Q1 2003, primarily due to higher operating costs that were not offset by rate increases in 2003, legal costs associated with the escrow fund investigation and increased expenses associated with Sarbanes-Oxley compliance.

•      Expects GAAP diluted EPS to be $0.05 for Q2 2004 and $0.48 for the year 2004, excluding any expenses associated with potential new financings.

•      Expects pro forma diluted EPS to be $0.19 for Q2 2004 and to be $0.90 for the year 2004, excluding any expenses associated with potential new financings.

First-Quarter Highlights (Amounts in thousands, except per share data)

	First Quarter Ended
As Reported	3/31/2004	3/31/2003
Revenue	$69,324	$66,026
Income from operations	5,845	7,779
Net income	706	1,957
EPS – diluted	$0.05	$0.15
Shares outstanding used in diluted per share computation	13,312	12,940

Pro Forma, excluding New Morgan Academy, and pre-opening and start-up costs and related revenue *
Revenue	$68,731	$66,000
Income from operations	7,332	8,497
Net income	1,822	2,599
EPS – diluted	$0.14	$0.20

*  See reconciliation of historical and forward-looking information attached.

-MORE-

Cornell Companies Reports First-Quarter 2004 Results

HOUSTON, TX (May X, 2004) -- Cornell Companies, Inc. (NYSE: CRN) today reported earnings for the first quarter ended March 31, 2004 of $0.7 million, or $0.05 per diluted share, compared with $2.0 million, or $0.15 in last year’s first quarter.  As the Company expected, this year’s first-quarter results included $1.1 million, or $0.05 per diluted share, for start-up costs (net of start-up revenues) for new facilities, and $0.8 million, or $0.04 per diluted share, for losses associated with New Morgan Academy. First-quarter 2003 results also included a total of $1.0 million, or $0.05 per diluted share, for losses associated with New Morgan Academy.

Excluding the effects of these items, first-quarter 2004 pro forma earnings were $1.8 million, or $0.14 per diluted share, versus $2.6 million, or $0.20 per diluted share, in the first quarter of 2003.  Cornell calculates pro forma numbers for comparative purposes to help investors better understand the operating results attributable to the Company’s core continuing business operations.

Commenting on the quarter, Harry J. Phillips, Jr., Cornell’s chairman and chief executive officer, said, “We are pleased our first-quarter performance met our expectations.  Our main objective is to focus on our core business and make steady progress on our projects in development that will begin to add incremental revenue in the second half of this year and drive our growth in 2005.  I am pleased to report that we are on target to accomplish that objective.”

First-Quarter Results

Revenues were $69.3 million compared with $66.0 million in the 2003 period.  Contributions from the Jos-Arz facilities, certain of the Pennsylvania-based facilities/programs and the Texas Adolescent Center accounted for the increase in revenues.  Pro forma first-quarter 2004 revenues were $68.7 million compared with $66.0 million in the prior year’s quarter, excluding the impact of start-up revenues in 2004 and New Morgan Academy revenues in 2003.  Cornell continued to maintain strong levels of average contract occupancy of 100.7 percent for this year’s first quarter compared with 99.9 percent in last year’s first quarter.  Excluding start-up operations, average contract occupancy was 101.3 percent in the 2004 period.

Income from operations was $5.8 million compared with $7.8 million in the same quarter of 2003.  Comparisons of first-quarter income from operations were affected by $1.1 million in start-up costs, net of start-up revenue, in 2004, and charges related to New Morgan Academy of $0.4 million in 2004 and $0.6 million in 2003.  Excluding the impact of these items, pro forma income from operations was $7.3 million compared with $8.5 million in the comparable quarter of 2003.  The decrease in 2004 first-quarter pro forma results was mainly due to an inability in 2003 to obtain rate increases at certain facilities to keep pace with increases in insurance and other employee costs.  This lag in rate increases initially impacted results in the 2003 third quarter.  The Company also experienced higher employee expenses in the 2004 first quarter compared with the first quarter of 2003.  Cornell has undertaken a number of initiatives to obtain rate increases for 2004 and is encouraged by its progress toward that objective.

Project Updates

Cornell announced projects in 2003 that, once fully ramped up, are expected to add $90 million in annualized revenues.  These projects will be ramping up in 2005.  The Company provided the following update:

•      The Federal Bureau of Prisons (BOP) has changed the population for the Moshannon Valley Corrections Center in Phillipsburg, Penn., subject to a supplemental environmental assessment.  The BOP has increased the total population by 30 percent and changed the mix to 1,000 adult low-security male offenders and 300 adult minimum-security female offenders.  A supplemental environmental assessment is currently out for public comment.  Cornell believes that this project remains on target to begin construction in the spring.

•      Construction on the Regional Correctional Center in New Mexico is on schedule.  The Company expects to open the first tower on July 1 and the second tower during the fourth quarter.  This facility, which will have a total capacity of 970 beds, is expected to be fully ramped up by year end.

•      Construction of the Southern Peaks Treatment Center, a 160-bed facility in Colorado, is ongoing.  Cornell expects start up of operations in August and to have the facility fully ramped up by year end.

•      Plankinton Regional Detention Center, a 40-bed juvenile justice center in South Dakota, has been activated and is expected to be fully ramped up by the fourth quarter of 2004.  The Plankinton Regional Treatment Center should be activated in August and fully ramped up by year end.

Selected Community Corrections Investments

In adopting its 2004 development focus, the Company recognized that the combination of increasing inmate populations, state budget shortfalls, and increased interest in alternatives to incarceration would increase the demand for zoned facilities suitable to meet this need.  Cornell has attempted to capitalize on the value of existing facilities with the proper zoning by acquiring two new buildings.

•      Cornell has submitted a response to a BOP request for proposal to operate a 65-bed pre-release facility in Las Vegas and purchased an existing building in anticipation of winning the contract.  Once this facility is renovated, it will have a service capacity of 100 beds.

•      The Company has purchased a building in Los Angeles for a facility that could potentially be used for a “halfway back” program or a comprehensive drug and alcohol treatment program.  Once this facility is renovated, it will have a service capacity of 220 beds.

Update on New Morgan Academy

The Company has been in discussions with the Bureau of Immigration and Customs Enforcement  to provide care and custody for non-criminal alien adults at the New Morgan Academy, which was closed in the fourth quarter of 2002.  The Company continues to diligently focus on potential uses of this facility and is pursing any zoning modifications that might be entailed.

Update on Escrow Fund

As previously disclosed, Cornell deposited $12.9 million into what it believed to be an escrow account for the construction of Southern Peaks.  Although most of the funds have either been used in the project or returned to a valid escrow account, $5.4 million has yet to be recovered and was written off as a loss in the fourth quarter of 2003.  The Company has received the results of an internal investigation conducted by an independent third party.

“The internal investigation has been completed and as we expected, the independent investigators found no malfeasance on the part of anyone associated with Cornell.  However, they did have suggestions relative to our internal policies and procedures, and we have taken the necessary steps to strengthen them,” Phillips stated.  “While there is nothing new to report on the litigation, I can confirm that we continue to pursue various legal alternatives in our efforts to recover the missing funds.”

Update on Financing Options

In order to secure the funding necessary to support the significant number of projects currently in development and those that will arise in the future, Cornell has been exploring several financing options.  The Company is in the process of arranging a new revolving credit facility to replace the existing facility that expires July 2005.  Refinancing would result in additional financing costs and charges related to the extinguishment of the synthetic lease obligations and the writeoff of previously deferred debt issuance costs totaling $2.5 million.

Outlook for Second Quarter and Full-Year 2004

The Company expects second-quarter earnings per share to be $0.05 on an as-reported basis, and $0.19 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities and losses associated with New Morgan Academy.  Both as-reported and pro forma expectations exclude any potential financing costs.

For the full year, the Company expects earnings per share to be $0.48 on an as-reported basis, and to be $0.90 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities and losses associated with New Morgan Academy.  Both as-reported and pro forma expectations exclude any potential financing costs.

“We met our first-quarter objectives and we are confident that we will continue to make significant progress toward our 2004 goals as the year progresses,” Phillips concluded.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern today, May 7.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  A replay will also be available on the above web site and by dialing 800-405-2236 or 303-590-3000 and providing confirmation code 578293.  The replay will be available through May 14, 2004 by phone and for 30 days on the Internet.  This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations – Press Releases.”

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 70 facilities with a total service capacity of 16,644. Cornell’s facilities are located in 15 states and the District of Columbia.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (i) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (ii) the outcome of the pending SEC investigation, (iii) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (iv) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (v) changes in governmental policy and/or funding to discontinue or not renew existing arrangements,  to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (vi) the availability of debt and equity financing on terms that are favorable to the Company, (vii) fluctuations in operating results because of occupancy, competition (including competition from two competitors that are substantially larger than the Company), increases in cost of operations, fluctuations in interest rates and risks of operations, (viii) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (ix) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so,(x) the Company’s ability to negotiate a contract amendment with the BOP related to the Moshannon Valley Correctional Center, and (xi) the Company’s ability to negotiate contracts at those facilities that the Company currently does not have an operating contract.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

	Three Months Ended March 31,
	2004	2003

Revenues	$69,324	$66,026
Operating expenses	54,514	51,780
Pre-opening and start-up expenses	1,646	—
Depreciation and amortization	3,159	2,569
General and administrative expenses	4,160	3,898
Income from operations	5,845	7,779
Interest expense, net	4,649	4,462
Income before provision for income taxes	1,196	3,317
Provision for income taxes	490	1,360
Net income	$706	$1,957

Earnings per share:
-Basic	$0.05	$0.15
-Diluted	$0.05	$0.15

Number of shares used in per share computation:
- Basic	13,081	12,784
- Diluted	13,312	12,940

Total service capacity (end of period)	16,644	15,945
Contracted beds in operation (end of period)	9,394	9,436
Average occupancy (A)	100.7%	99.9%
Average occupancy excluding start-up operations	101.3%	99.9%

(A)  Occupancy percentages are based on contracted service capacity of residential facilities in operation.  Since certain facilities have service capacities that exceed contracted service capacities, occupancy percentages can exceed 100% of contracted service capacity.

Balance Sheet Data:

	March 31, 2004	December 31, 2003
Working capital	$93,434	$86,214
Property and equipment, net	273,053	267,903
Total assets	453,630	448,157
Long-term debt	239,292	227,292
Stockholders’ equity	168,139	166,235

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures, or as referenced herein “pro forma” measures, to assess the operating results and effectiveness of the Company’s operations.  These pro forma measures exclude the effect of pre-opening and start-up revenues and costs, and revenues and costs associated with the New Morgan Academy.  These measures assist both the Company and its investors in understanding operating trends.  These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.  Set forth below are reconciliations to GAAP measures of non-GAAP measures used herein.

RECONCILIATION OF HISTORICAL GAAP BASIS
RESULTS TO HISTORICAL NON-GAAP BASIS
INFORMATION: ($000’s except per share amounts)

	Three Months Ended March 31,
	2004	2003

GAAP revenues	$69,324	$66,026
Less: New Morgan Academy revenue	—	26
Less: Start-up revenue	593	—
Pro forma revenues	$68,731	$66,000

GAAP income from operations	$5,845	$7,779
Plus:
New Morgan Academy loss from operations	434	631
Pre-opening and start-up expenses, net of start-up revenue	1,053	87
Pro forma income from operations	$7,332	$8,497

GAAP net income	$706	$1,957
Plus:
New Morgan Academy net loss	494	591
Pre-opening and start-up expenses, net of start-up revenue	622	51
Pro forma net income	$1,822	$2,599

RECONCILIATION OF HISTORICAL GAAP BASIS
RESULTS TO HISTORICAL NON-GAAP BASIS
INFORMATION:

	Three Months Ended March 31,
	2004	2003

GAAP earnings per share – diluted:	$0.05	$0.15
Plus:
New Morgan Academy	0.04	0.05
Pre-opening and start-up expenses, net of start-up revenue	0.05	—
Pro forma earnings per share – diluted	$0.14	$0.20

RECONCILIATION OF FORWARD-LOOKING
INFORMATION

	Three Months Ending June 30, 2004	Twelve Months Ending December 31, 2004

GAAP earnings per share – diluted	$0.05	$0.48
New Morgan Academy	0.04	0.16
Pre-opening and start-up expenses, net of start up revenue	0.10	0.26
Pro forma earnings per share – diluted	$0.19	$0.90

CORNELL COMPANIES, INC.

OPERATING STATISTICS

For the Quarters Ended March 31, 2004 and 2003

	Three Months ended March 31
	2004		2003
		%		%
Contracted beds in operation:
Secure Institutional	5,844	62%	5,912	63%
Adult Community-Based (1)	1,854	20%	1,901	20%
Juvenile (1)	1,696	18%	1,623	17%

Total	9,394	100%	9,436	100%

Number of billed mandays:
Secure Institutional	536,908	42%	517,804	41%
Adult Community-Based
Residential	182,540	14%	188,671	15%
Non-residential (2)	146,825	11%	148,651	12%
Juvenile:
Residential	145,942	11%	131,376	11%
Non-residential (2)	275,440	21%	263,501	21%
Total	1,287,655	100%	1,250,003	100%

Revenues:
Secure Institutional	$25,784	37%	$25,062	38%
Adult Community-Based
Residential	11,185	16%	11,200	17%
Non-residential	1,217	2%	1,486	2%
Juvenile:
Residential	23,472	34%	21,079	32%
Non-residential	7,666	11%	7,199	11%
Corp. & other	—	0%
Total	$69,324	100%	$66,026	100%

Average revenue per diem:
Secure Institutional	$48.02		$48.40
Adult Community-Based
Residential	$61.27		$59.36
Non-residential (2)	$8.29		$10.00
Juvenile:
Residential	$160.83		$160.45
Non-residential (2)	$27.83		$27.32
Corp. & other
Total	$53.84		$52.82

(1)  Residential Contract Capacity Only

(2)  Non-residential “mandays” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.